Exhibit 99.1

October 31, 2018

Earnings Report – September 30, 2018

Dear Shareholders:

We are pleased to announce earnings for your company.  Year-to-date net income was $9.49 million for the period ending September 30, 2018 compared to $8.14 million for the period ending September 30, 2017, reflecting an increase of 16.6%. Year-to-date diluted earnings per share was $3.19 and $2.74, for September 30, 2018 and 2017, respectively. Total assets were $1.05 billion as of September 30, 2018 compared to $1.01 billion as of September 30, 2017.

The increase in year-to-date net income from prior year was driven by the following factors: an increase in net interest income primarily due to larger average loan balances, a decrease in provision for loan loss expense due to favorable asset quality conditions, and year-to-date recoveries, combined with lower tax expense based on the Tax Cuts and Jobs Act signed on December 22, 2017. In the first quarter of 2017, we recorded a gain on the sale of our downtown Winchester branch building, which resulted in an approximate $1.2 million benefit to non-interest income.  Absent the one-time non-recurring gain in 2017, income before taxes would have been 22% higher in 2018 compared to 2017.

As indicated above, the recent tax changes have reduced our effective tax rate and have provided an opportunity to invest for continued growth. Examples of our investment this year include our expansion of debit and credit card customer service call support to 24 hours a day, expanding our office at our Lexington Vine Street branch to accommodate more business development officers, a fraud text alert service to improve customer security, and a reduction of certain fees to improve customer convenience and experience. Most recently, we announced in September our intention to locate a full service branch in Lexington on the corner of Man-O-War Boulevard and Polo Club Boulevard. We believe this location to be a key position given its proximity to new households and an ever expanding retail district. We will continue to identify ways to invest the tax savings in our four main stakeholder groups – shareholders, customers, employees, and communities.

Included in the balance sheet change was a fourth quarter 2017 decrease in trading assets of $5.7 million and a first quarter 2018 increase in Bank Owned Life Insurance (BOLI) of $10.0 million.  Trading assets were replaced with a historically more stable investment product in BOLI, due to the expected consistent yield returns and to reduce the previous volatility in the trading portfolio. The investment in BOLI is intended to assist in offsetting general employee compensation and benefit expenses, as well as provide a nominal split-dollar benefit to the participating employees.

We are pleased with core earnings in the first nine months of 2018 and remain optimistic about the rest of the year. Loan demand remains stable in the markets we serve, but competition is extremely high both in terms of rate and structure. We will continue to pursue opportunities for profitable growth, strategic expansion, and improved efficiency to accomplish what is in the long term best interest of our shareholders, customers, and employees. As always, thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	9/30/2018	9/30/2017	Change

Assets
Cash & Due From Banks	$25,911	$18,426	40.6%
Federal Funds Sold	186	186	0.0
Interest Bearing Time Deposits	2,275	1,830	24.3
Securities	278,575	289,956	(3.9)
Trading Assets	—	5,714	(100.0)
Loans Held for Sale	3,699	1,316	181.1
Loans	685,738	648,965	5.7
Reserve for Loan Losses	8,199	7,755	5.7
Net Loans	677,539	641,210	5.7
Bank Owned Life Insurance	10,136	—	n/m
Other Assets	54,556	52,120	4.7
Total Assets	$1,052,877	$1,010,758	4.2%

Liabilities & Stockholders' Equity
Deposits
Demand	$244,155	$220,518	10.7%
Savings & Interest Checking	375,067	340,406	10.2
Certificates of Deposit	201,518	187,455	7.5
Total Deposits	820,740	748,379	9.7
Repurchase Agreements	8,248	24,070	(65.7)
Other Borrowed Funds	113,782	130,476	(12.8)
Other Liabilities	8,742	7,564	15.6
Total Liabilities	951,512	910,489	4.5
Stockholders' Equity	101,365	100,269	1.1
Total Liabilities & Stockholders' Equity	$1,052,877	$1,010,758	4.2%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Nine Months Ending			Three Months Ending
			Percentage			Percentage
	9/30/2018	9/30/2017	Change	9/30/2018	9/30/2017	Change
Interest Income	$31,511	$28,679	9.9%	$10,741	$9,719	10.5%
Interest Expense	4,742	3,716	27.6	1,799	1,295	38.9
Net Interest Income	26,769	24,963	7.2	8,942	8,424	6.1
Loan Loss Provision	400	650	(38.5)	150	100	50.0
Net Interest Income After Provision	26,369	24,313	8.5	8,792	8,324	5.6
Other Income	9,842	10,816	(9.0)	3,483	3,171	9.8
Other Expenses	25,391	25,070	1.3	8,517	8,335	2.2
Income Before Taxes	10,820	10,059	7.6	3,758	3,160	18.9
Income Taxes	1,326	1,920	(30.9)	480	568	(15.5)
Net Income	$9,494	$8,139	16.6%	$3,278	$2,592	26.5%
Net Change in Unrealized Gain (Loss) on Securities	(5,886)	1,821	(423.2)	(1,523)	(348)	(337.6)
Comprehensive Income (Loss)	$3,608	$9,960	(63.8)%	$1,755	$2,244	(21.8)%

Selected Ratios
Return on Average Assets	1.21%	1.05%		1.25%	1.01%
Return on Average Equity	12.67	11.16		12.95	10.33

Earnings Per Share	$3.19	$2.74		$1.10	$0.87
Earnings Per Share - assuming dilution	3.19	2.74		1.10	0.87
Cash Dividends Per Share	0.93	0.87		0.31	0.29
Book Value Per Share	34.04	33.74

Market Price	High	Low	Close
Third Quarter '18	$52.50	$50.10	$51.85
Second Quarter '18	$50.10	$46.05	$50.10